Exhibit 10.12E

SERUM OSTEOMARK LICENSE AGREEMENT

This License Agreement (“Agreement”) is made and entered into as of February 20, 2002 (“Effective Date”), by and between Ostex International, Inc., a Washington corporation (“Ostex”) and Mochida Pharmaceutical Co., Ltd., a Japanese corporation (“Mochida”).

RECITALS

A.               On August 21, 1992, Ostex and Mochida entered into a Research and Development Agreement regarding an in vitro serum diagnostic assay based on certain technology discovered by Dr. David Eyre (“R & D Agreement”).

B.                 Under the R & D Agreement, Ostex granted to Mochida the exclusive option to obtain from Ostex the exclusive license to import, assemble, market, promote, sell and distribute Serum Finished Product (as hereinafter defined).

C.                 Mochida exercised the option right to obtain the exclusive license for Serum Finished Product, pursuant to Section 6.1 of the R & D Agreement, on December 17, 1996.

D.                Section 6.1 of the R & D Agreement provides that this Agreement shall substantially incorporate the form of the Osteomark® License Agreement for Osteomark Urinary Kit concluded between Ostex and Mochida dated August 21, 1992, as amended by the First Amendment dated August 21, 1992, the Second Amendment dated December 24, 1997 and the Third Amendment dated January 1, 2000 (collectively “Urinary Agreement”).

AGREEMENTS

In consideration for the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                 Definition of the terms

All capitalized terms that are used in this Agreement and are not otherwise defined herein are intended to have the meanings assigned to such terms in the Urinary Agreement.

2.                 License

Ostex hereby grants to Mochida, and Mochida hereby accepts, an exclusive, royalty-free, nontransferable license to the Technology, Patent Rights, Know-How and Confidential Information possessed or to be possessed by Ostex, to enable Mochida (a) to use certain Know-How to assure quality control, to test the Serum Finished Product and to perform Serum Osteomark assay, and (b) to import, market, promote, sell, and distribute the Serum Finished Product in the Territory, in accordance with and subject to the terms and conditions of this Agreement.

The term “Serum Osteomark” means that certain Ostex Product existing as of the Effective Date in the form of an in vitro serum Diagnostic assay for amino-terminal telopeptides of type I collagen (“NTx”), and the term “Serum Finished Product” means the assembled Diagnostic Kit containing Serum Osteomark in the form of a microtiter plate, which kit may incorporate any and all immunoassay formats now existing or hereafter created, including without limitation, enzyme immunoassays, radio immunoassays, fluorescent immunoassays, luminescent immunoassays, and colored particle immunoassays, and which kit shall be marketed, promoted, sold and distributed by Mochida pursuant to this Agreement.

3.                 Payment Terms

Both parties agreed to the following Section 3.1 and Section 3.2 based on Section 6.2 and 6.3 of the R & D Agreement:

3.1         Up-Front License Fee for Serum Finished Product

In consideration of any and all rights and licenses for Serum Finished Product granted to Mochida under this Agreement, Mochida shall pay Ostex a nonrefundable license fee of Five Hundred Thousand Dollars (U.S.$500,000), which fee shall not be subject to offset for any reason.  Mochida shall pay Ostex such up-front license fee in accordance with the following schedule:

(a)          Within thirty (30) days after the Effective Date of this Agreement, Mochida shall pay Ostex Two Hundred Fifty Thousand Dollars (U.S.$250,000);

(b)         Within thirty (30) days after Mochida files with the Ministry of Health, Labor and Welfare (“MHLW”, formerly “Koseisho” or “MHW”) an application for the approval for the Serum Finished Product, Mochida shall pay Ostex Two Hundred Fifty Thousand Dollars (U.S.$250,000).

3.2         Additional License Fee Upon MHLW Approval

Within thirty (30) days of receipt of the official announcement of the reimbursement price from the MHLW regarding Serum Finished Product for its intended use in connection with medical procedures, Mochida shall pay Ostex a one-time, nonrefundable license fee of Two Hundred Fifty Thousand Dollars (US$250,000).

4.               Initial License Term

This Agreement shall be in full force and effect commencing on the Effective Date and shall remain in full force and effect for fifteen (15) years thereafter or until the abandonment, expiration or invalidation of the last remaining Patent Right in the Territory, whichever is earlier, unless this Agreement is otherwise terminated earlier by operation of law or pursuant to the terms and conditions contained herein.

5.               Other terms and conditions

(i)                         All terms and conditions of the Urinary Agreement (including, without limitation, Sections 2.2, 5 and 10.2 thereof, and specifically excluding Sections 2.1, 4.1, 4.2, 4.6 and 10.1 thereof), and

(ii)                      other terms and conditions agreed separately between both parties in accordance with and/or relating to the Urinary Agreement,

shall apply mutatis mutandis to this Agreement by replacing (a) the term “OsteomarkTM (urinary assay)” with “Serum Osteomark” and (b) “Second Generation Urinary Assay” and “Finished Product” with “Serum Finished Product,” and by adapting definitions and meanings of other terms of the Urinary Agreement to the replacements (a) and/or (b) above.

For the avoidance of doubt, if any provisions of the Urinary Agreement are amended after the Effective Date, such amended provisions shall automatically apply to this Agreement unless otherwise specifically designated.

In the event that a provision of the Urinary Agreement is found inapplicable or unsuitable for the Serum Finished Product after conclusion of this Agreement, both parties shall discuss in good faith and interpret such provision to the extent necessary to conform to the actual commercial terms agreed between the parties and taking into account the intent of the parties.

DATED as of the Effective Date.

Ostex International, Inc.		Mochida Pharmaceutical Co., Ltd.

/s/ Thomas A. Bologna		/s/ Naoyuki Mochida
Name:	Thomas A. Bologna	Name:	Naoyuki Mochida
Title:	Chairman, President and	Title:	President
Chief Executive Officer
Place and date:	Seattle, WA February 20, 2002	Place and date:	Tokyo, March 1, 2002